EXHIBIT 10.1

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 30, 2026 (the “Execution Date”), by and between Artelo Biosciences, Inc., a corporation incorporated in the State of Nevada (the “Company”), and Square Gate Capital Master Fund, LLC- Series 5, a series limited liability company organized in the State of Delaware (the “Investor”).

RECITALS

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company up to Twenty-Five Million Dollars ($25,000,000.00) of the Company’s Common Stock (as defined below).

WHEREAS, the parties further desire that the Company may issue and sell to the Investor up to an additional Twenty-Five Million Dollars ($25,000,000) of the Company’s Common Stock, at the Company’s sole discretion, once the initial Twenty-Five Million Dollar ($25,000,000) has been exhausted, under the same terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 RECITALS. The parties acknowledge and agree that the recitals set forth above are true and correct and are hereby incorporated in and made a part of this Agreement.

Section 1.2 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall have the meaning set forth in Section 3.5.

“Agreement” shall have the meaning specified in the preamble hereof.

“Available Amount” means, initially, the Maximum Commitment Amount, which amount shall be reduced by the Investment Amount following each successful Closing, each time the Investor purchases Put Shares.

“Average Daily Trading Volume” shall mean the average trading volume of the Common Stock on the applicable Trading Days.

“Average Price” means a price per share equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Put Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Securities issued pursuant to this Agreement; provided that for this purpose the purchase gross price paid by the Investor for each Commitment Share shall be deemed to be $0.00.

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“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Limitation” shall have the meaning specified in Section 7.1(g).

“Claim Notice” shall have the meaning specified in Section 9.3(a).

“Clearing Costs” shall mean all of the Investor’s broker, and Transfer Agent fees and trading commissions, which shall not exceed $0.01 per share.

“Clearing Date” shall be the date on which the Investor receives the Put Shares as DWAC Shares in its brokerage account.

“Closing” shall mean one of the closings of a purchase and sale of Common Stock pursuant to Section 2.4.

“Closing Certificate” shall mean the closing “Officer’s Certificate” of the Company in the form of Exhibit C hereto.

“Closing Date” shall mean the date of any Closing hereunder.

“Commitment Period” shall mean the period commencing on the Execution Date, and ending on the earlier of: (i) the date on which the Investor shall have purchased Put Shares pursuant to this Agreement equal to the Maximum Commitment Amount; (ii) January 30, 2029; (iii) provided that the Registration Statement shall have been previously declared effective by the SEC, the written notice of termination by the Company to the Investor (which shall not occur at any time that the Investor holds any of the Put Shares); or (iv) written notice of termination by the Investor to the Company pursuant to Section 6.1 or Section 10.6.

“Commitment Shares” means Common Stock issued by the Company to the Investor pursuant to Section 6.4 (including, for the avoidance of doubt, any True-Up Commitment Shares).

“Common Stock” means the common stock of the Company, having a par value per share of $0.001, and any shares of any other class of common stock of the Company whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning specified in the preamble to this Agreement.

“Company Termination Notice” shall have the meaning specified in Section 10.6.

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“Confidential Information” means any information disclosed by either party to this Agreement, or their Affiliates, agents or representatives, to the other party to this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, formulae, business information, trade secrets, technology, strategies. prototypes, samples, plant and equipment), which may or may not be designated as “Confidential,” “Proprietary” or some similar designation. Information communicated orally shall be considered Confidential Information. Confidential Information may also include information disclosed by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no fault, action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

“Current Report” shall have the meaning set forth in Section 6.3.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Damages” shall mean any loss, claim, damage, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Dispute Period” shall have the meaning specified in Section 9.3(a).

“Disqualification Event” shall have the meaning specified in Section 4.27.

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Company.

“DTC/FAST Program” shall mean the DTC’s Fast Automated Securities Transfer Program.

“DWAC” shall mean Deposit Withdrawal at Custodian as defined by the DTC.

“DWAC Eligible” shall mean that (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including, without limitation, transfer through DTC’s DWAC system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Commitment Shares or Put Shares, as applicable, are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Put Shares or Commitment Shares, as applicable, via DWAC.

“DWAC Shares” means shares of Common Stock that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale and (iii) timely credited by the Company to the Investor’s or its designee’s specified DWAC account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“Eligible Market” means the Principal Market or any nationally recognized exchange upon which the Common Stock is listed.

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“Environmental Laws” shall have the meaning set forth in Section 4.14.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 6.13.

“Execution Date” shall have the meaning set forth in the preamble to this Agreement.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Indemnified Party” shall have the meaning specified in Section 9.2.

“Indemnifying Party” shall have the meaning specified in Section 9.2.

“Indemnity Notice” shall have the meaning specified in Section 9.3(b).

“Initial Commitment Amount” shall mean up to Twenty-Five Million Dollars ($25,000,000.00).

“Intellectual Property” shall mean all trademarks, trademark applications, trade names, service marks, service mark registrations, service names, patents, patent applications, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights.

“Intraday Purchase Price” shall mean ninety-five percent (95%) of the lowest traded price during the Intraday Valuation Period.

“Intraday Put” shall mean the right of the Company to require the Investor to purchase Common Stock at the Intraday Purchase Price, subject to the terms and conditions of this Agreement.

“Intraday Put Notice” shall mean a written notice, substantially in the form of Exhibit B hereto, addressed to the Investor and setting forth the amount of Put Shares which the Company requests the Investor to purchase in an Intraday Put (which shall not exceed the Maximum Intraday Put Amount) pursuant to the terms of this Agreement.

“Intraday Valuation Period” shall mean the period beginning at the time that is 15 minutes after the time (rounded up to the nearest full minute) of the email confirmation from the Transfer Agent to the Investor’s broker that the Transfer Agent is processing for issuance the Intraday Put Shares, with the Investor copied on such email (“Intraday Valuation Period Start Time”), and ending at the later to occur of (i) expiration of 15 minutes after the Intraday Valuation Start Time and (ii) the time when the aggregate trading volume during one or more Trading Days since the Intraday Valuation Period Start Time equals or exceeds one thousand percent (1,000%) of the number of Put Shares purchased by the Investor pursuant to the relevant Intraday Put Notice, as the case may be, but in no event later than the same time of day as the Intraday Valuation Start Time on the fifteenth (15th) Trading Day after the Intraday Valuation Start Time.

“Intraday Valuation Period Start Time” shall have the meaning specified in the definition of Intraday Valuation Period.

“Investment Amount” shall mean the dollar value equal to the amount of Put Shares referenced in the Put Notice multiplied by the Purchase Price.

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“Investor” shall have the meaning specified in the preamble to this Agreement.

“Irrevocable Transfer Agent Instruction Letter” means the letter from the Company to the Transfer Agent which instructs the Transfer Agent to issue the Commitment Shares calculated under the True-Up Commitment Share Reference Price pursuant to the Transaction Documents, in the form of Exhibit E attached hereto.

“Issuer Covered Person” shall have the meaning specified in Section 4.27.

“JAMS” shall have the meaning specified in Section 10.2.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or any other restriction.

“Material Adverse Effect” shall mean any effect on the business, operations, properties, or financial condition of the Company and/or the Subsidiaries that is material and adverse to the Company and/or the Subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company and/or the Subsidiaries to enter into and/or perform its obligations under any Transaction Document and which shall be deemed to include any investigation of the Company, its directors or its officers by the SEC.

“Maximum Commitment Amount” shall mean up to Fifty Million Dollars ($50,000,000.00), which amount shall initially be the Initial Commitment Amount and, upon utilizing the entire Initial Commitment Amount, the Company shall have the right to an additional amount equal to the Initial Commitment Amount.

“Maximum Intraday Put Amount” shall mean 4.99% of the number of shares of Common Stock outstanding on the date of delivery of the applicable Intraday Put Notice. The Maximum Intraday Put Amount may be waived by the Investor in its sole discretion.

“Maximum Regular Put Amount” shall mean the lesser of: (i) one hundred percent (100%) of the Average Daily Trading Volume over the five (5) Trading Days preceding the applicable Put Date; (ii) thirty percent (30%) of the daily trading volume over the applicable Put Date; or (iii) Five Hundred Thousand Dollars ($500,000). The Maximum Regular Put Amount may be waived by the Investor in its sole discretion.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Funded Warrants” shall have the meaning specified in Section 6.4(a).

“Principal Market” shall mean the Nasdaq Capital Market, provided however, that in the event the Common Stock are ever listed or traded on the Nasdaq Global Select Market, the Nasdaq Global Market, the New York Stock Exchange, or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which the Common Stock are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Stock.

“Purchase Price” shall mean either the Regular Purchase Price or the Intraday Purchase Price, as applicable.

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“Put” shall mean either a Regular Put or an Intraday Put.

“Put Notice” shall mean either a Regular Put Notice or an Intraday Put Notice.

“Put Date” shall mean any Trading Day during the Commitment Period that a Put Notice is deemed delivered pursuant to Section 2.1(c) or delivered pursuant to Section 2.2 (a).

“Put Shares” shall mean all shares of Common Stock issued, or that the Company shall be entitled to issue, per any applicable Put Notice in accordance with the terms and conditions of this Agreement.

“Registration Rights Agreement” means that agreement in the form attached hereto as Exhibit F.

“Registration Statement” shall have the meaning specified in Section 6.3.

“Regular Purchase Price” shall mean ninety-five percent (95%) of the lowest daily VWAP of the Common Stock on the Principal Market during the Valuation Period.

“Regular Put” shall mean the right of the Company to require the Investor to purchase Common Stock at the Regular Purchase Price, subject to the terms and conditions of this Agreement.

“Regular Put Notice” shall mean a written notice, substantially in the form of Exhibit A hereto, addressed to the Investor and setting forth the amount of Put Shares which the Company intends to require the Investor to purchase in a Regular Put (which shall not exceed the Maximum Regular Put Amount unless otherwise wagered by the Investor) pursuant to the terms of this Agreement.

“Regular Put Notice Delivery Window” shall have the meaning specified in Section 2.1(c).

“Regular Valuation Period” shall mean the period of three (3) consecutive Trading Days immediately following the applicable Put Date for a Regular Put.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any similar provision then in force under the Securities Act.

“Rule 144 Eligible” shall have the meaning specified in Section 6.4(b).

“Rules” shall have the meaning specified in Section 10.2.

“SEC” or “Commission” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning specified in Section 4.5.

“Securities” means, collectively, the Put Shares and the Commitment Shares.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share Delivery Deadline” shall mean either the Regular Share Delivery Deadline or the Intraday Share Delivery Deadline.

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“Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act or any hedging transaction that establishes a net short position with respect to the Common Stock.

“Standstill Period” shall have the meaning specified in Section 6.12.

“Subsidiary” or “Subsidiaries” means any Person the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Third Party Claim” shall have the meaning specified in Section 9.3(a).

“Trading Day” means any full trading day (beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City time) on the Principal Market or, if the Common Stock is then listed on an Eligible Market, on such Eligible Market.

“Transaction Documents” shall mean this Agreement, the Registration Rights Agreement, the Transfer Agent Instruction Letter, the Irrevocable Transfer Agent Instruction Letter and all schedules and exhibits hereto and thereto.

“Transfer Agent” shall mean Equiniti Trust Company, LLC, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Transfer Agent Instruction Letter” means the letter from the Company to the Transfer Agent which instructs the Transfer Agent to issue the Put Shares pursuant to the Transaction Documents, in the form of Exhibit D attached hereto.

“True-Up Commitment Shares” shall have the meaning specified in Section 6.4(b).

“True-Up Commitment Share Reference Price” shall have the meaning specified in Section 6.4(b).

“Valuation Period” shall mean either the Regular Valuation Period or the Intraday Valuation Period, as applicable.

“Variable Rate Transaction” shall have the meaning specified in Section 7.1(r).

“VWAP” means, for the Common Stock as of any Trading Day, the dollar volume-weighted average price for the Common Stock on the Principal Market (or, if the Common Stock is then listed on an Eligible Market, on such Eligible Market) during the period beginning at 9:30 a.m., New York City time, or such other time publicly announced by the Principal Market (or by such Eligible Market, as applicable) as the official open (or commencement) of trading on the Principal Market (or on such Eligible Market, as applicable) on such Trading Day, and ending at 4:00 p.m., New York City time, or such other time publicly announced by the Principal Market (or by such Eligible Market, as applicable) as the official close of trading on the Principal Market (or on such Eligible Market, as applicable) on such Trading Day, as reported by Bloomberg, L.P. (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the parties). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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ARTICLE II

PURCHASE AND SALE OF COMMON STOCK

Section 2.1 REGULAR PUTS. (a) Subject to the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), the Company shall have the right, but not the obligation, from time to time during the Commitment Period, to direct the Investor to process a Regular Put by its delivery to the Investor of a Regular Put Notice to purchase Put Shares, provided that notwithstanding any other terms of this Agreement, in each instance unless waived by the Investor in its sole discretion (i) the Put Shares are not more than the Maximum Regular Put Amount for any Regular Put; (ii) the aggregate Investment Amount of all Puts (including such Regular Put) shall not exceed the Initial Commitment Amount, provided that, if the Company wishes to utilize up to the Maximum Commitment Amount once the Initial Commitment Amount has been exhausted, it may do so in its sole discretion; (iii) at least one (1) Trading Day has lapsed since the most recent Regular Valuation Period has ended; and (iv) all Put Shares resulting from prior submitted Put Notices for all Puts have been delivered.

(b) At any time and from time to time during the Commitment Period, except as provided in this Agreement, the Company may cause a Regular Put by delivering a Regular Put Notice to the Investor via email, subject to satisfaction of the conditions set forth in Section 2.1, Section 7.1 and otherwise provided in this Agreement. The Company shall deliver, or cause to be delivered, the Put Shares as DWAC Shares to the Investor as required pursuant to Section 2.3(a).

(c) A Regular Put Notice shall be deemed delivered on a Trading Day if it is received by e-mail by the Investor if such notice is received on or after 4:00 p.m. New York City time and prior to 6:30 p.m. New York City time on such Trading Day (“Regular Put Notice Delivery Window”). If a Regular Put Notice is not received by the Investor during a Regular Put Notice Delivery Window, the Investor in its sole discretion may choose to deem such Regular Put Notice to have been delivered on the Trading Day in which it was received by notice to the Company no later than 8:00 p.m. New York City time on the Trading Day it was received. If (i) the Investor does not provide notice of such acceptance, or (ii) unless waived by the Investor, if the closing price of the Common Stock on the Principal Market (or on such Eligible Market, as applicable) on the Trading Day the Put Notice is received is less than $0.50 per share, the Regular Put Notice will be deemed withdrawn.

 Section 2.2 INTRADAY PUTS. (a) Notwithstanding anything in this Agreement to the contrary, after delivery of a Regular Put Notice, during the associated Regular Valuation Period, the Company may submit one or more Intraday Put Notices by email to the Investor at any time after the delivery of the Regular Put Notice, which notice shall state a number of additional Put Shares (“Intraday Put Shares”) that the Company desires to sell to the Investor on that same Trading Day and request the Investor’s acceptance of an Intraday Put to be executed and priced in accordance with this Section 2.2(a). Each Intraday Put Notice shall be subject to the Investor’s written acceptance and the terms, and subject to the conditions that, notwithstanding any other terms of this Agreement, in each instance unless waived by the Investor in its sole discretion: (i) the Intraday Put Shares are not more than the Maximum Intraday Put Amount for any Intraday Put; (ii) the aggregate Investment Amount of all Puts (including such requested Intraday Put) shall not exceed the Initial Commitment Amount (or, if the Initial Commitment Amount is exhausted, and the Company in its sole discretion chooses to submit additional Intraday Put Notices, the Maximum Commitment Amount); and (iii) all Put Shares resulting from prior submitted Put Notices for all Puts have been delivered, as well as the other conditions and limitations set forth in this Section 2.2 and the provisions of Section 7.1 (which terms, conditions and limitations shall govern any Intraday Put in the event of a conflict with any other provisions of this Agreement).

(b) The Investor shall use commercially reasonable efforts to provide its acceptance or rejection of an Intraday Put Notice by email to the Company within thirty (30) minutes following the Investor’s receipt of such Intraday Put Notice. If the Company does not receive acceptance or rejection from the Investor of an Intraday Put Notice within such 30-minute period, such Intraday Put Notice shall be deemed rejected. For clarity, the Company may issue, and the Investor may accept, multiple Intraday Put Notices during a Trading Day.

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(c) The Purchase Price of the Put Shares purchased by the Investor pursuant to each Intraday Put Notice shall be the Intraday Purchase Price.

(d) The Company shall deliver, or cause to be delivered, the Put Shares as DWAC Shares to the Investor as required pursuant to Section 2.3(a)(ii).

Section 2.3 CLOSINGS.

(a) TIMING. (i) The Clearing Date of a Regular Put shall occur on the Trading Day following the delivery of the applicable Regular Put Notice in accordance with Section 2.1(c). On the Clearing Date, the Company shall deliver, or cause to be delivered the applicable Put Shares as DWAC shares to the Investor not later than 9:30 a.m. (New York City Time) (the “Regular Share Delivery Deadline”). The Closing of a Regular Put shall occur two (2) Trading Days following the end of the Regular Valuation Period. In addition, on or prior to any such Closing or on the date of the delivery of the applicable Regular Put Notice, as required pursuant to Section 7.1, each of the Company and the Investor shall deliver to each other all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein

(ii) With respect to an Intraday Put accepted by the Investor pursuant to Section 2.2(b), the Company will deliver the relevant Transfer Agent Instruction Letter as promptly as practicable following its receipt of the Investor’s unconditional acceptance of the relevant Intraday Put Notice, with a copy to the Investor by email; the Company will use all commercially reasonable efforts to cause the Transfer Agent to deliver email confirmation to the Investor’s broker, with the Investor copied on such email, that the Transfer Agent is processing for issuance such Intraday Put Shares within one hour following its receipt of such acceptance, and the “Intraday Share Delivery Deadline” shall be the time that is 120 minutes after the Investor’s receipt of confirmation from the Transfer Agent that it has received the relevant Transfer Agent Instruction Letter, rounded up to the nearest full minute.

(iii) In addition to any other rights available to the Investor, if the Company fails to cause the Transfer Agent to transmit the Put Shares pursuant to a Put Notice before the applicable Share Delivery Deadline, the Investor may elect to deem such Put Notice rescinded.

(iv) Payment of the Investment Amount minus the Clearing Costs related to any applicable Put Notice shall be made by the Investor by wire transfer of immediately available funds to an account designated by the Company not later than two (2) Trading Days following the end of the applicable Valuation Period, as may be adjusted for any credit of a Cover Price available to the Investor in accordance with Section 2.3(b).

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(b) Compensation for Failure to Timely Deliver PUT Shares. In addition to any other rights available to the Investor, if the Company fails to cause the Transfer Agent to transmit the Put Shares pursuant to the applicable Put Notice before the applicable Share Delivery Deadline, and if after such Share Delivery Deadline the Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Put Shares that the Investor anticipated receiving from the Company in respect of such applicable Put Notice, then the Company shall, within two (2) Trading Days after the Investor’s request, which such request shall be made within two (2) Trading Days following the Share Delivery Deadline, either (i) pay cash to the Investor in an amount equal to the Investor’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the “Cover Price”), at which point the Company’s obligation to deliver such Put Shares shall terminate, (ii) promptly honor its obligation to deliver to the Investor such Put Shares as DWAC Shares and pay cash to the Investor in an amount equal to the excess (if any) of the Cover Price over the total Investment Amount paid by the Investor in connection with such applicable Put Notice, or (iii) be deemed to have accepted notice that such Cover Price shall be credited as the Investment Amount to be paid in respect of one or more subsequent Put Notices, in the discretion of the Investor. The Investor shall provide the Company with written notice indicating the amounts payable to the Investor in respect of the Cover Price and evidence of the amount of such amounts payable. Nothing herein shall limit the Investor’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock in connection with a Put Notice.

(c) RETURN OF SURPLUS. If the value of the Put Shares delivered to the Investor causes the Company to exceed the Maximum Commitment Amount, then the Investor shall return to the Company the surplus amount of Put Shares associated with such Put, and the Purchase Price with respect to such Put shall be reduced by any Clearing Costs incurred related to the return of such Put Shares.

(d) RESALES DURING VALUATION PERIOD. The parties acknowledge and agree that during any Regular Valuation Period or Intraday Valuation Period, the Investor may contract for, or otherwise effect, the resale of the subject purchased Put Shares to third parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company that as of the Execution Date, each date a Put Notice is submitted and at each Closing Date:

Section 3.1 INTENT. The Investor is acquiring the Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a registration statement filed pursuant to the Registration Rights Agreement or an applicable exemption under the Securities Act and in compliance with all applicable federal and state securities laws. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares.

Section 3.2 NO LEGAL ADVICE FROM THE COMPANY. The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. Except with respect to the representations, warranties and covenants contained in this Agreement, the Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.3 ACCREDITED INVESTOR. The Investor is an accredited investor as defined in Rule 501(a)(3) of Regulation D, and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

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Section 3.4 AUTHORITY. The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of the Investor is required. Each Transaction Document to which it is a party has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.5 NOT AN AFFILIATE. To the Investor’s knowledge, the Investor is not an officer, director or “affiliate” (as such term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.6 ORGANIZATION AND STANDING. The Investor is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation with full right, limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.7 ABSENCE OF CONFLICTS. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor, (b) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.8 MANNER OF SALE. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertisement regarding the Securities.

Section 3.9 MARKET ACTIVITIES. Neither the Investor, nor any of its respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of shares of Common Stock or (ii) sell, bid for, or purchase shares of Common Stock in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the shares of Common Stock.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that, except as set forth in the disclosure schedules hereto that as of the Execution Date, each date a Put Notice is submitted and at each Closing Date:

Section 4.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is not in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

Section 4.2 AUTHORITY. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its board of directors or stockholders is required. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3 CAPITALIZATION. As of the Execution Date, the authorized capital stock of the Company is expected to be as set forth on Schedule 4.3. Except as set forth in the SEC Documents or on Schedule 4.3, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents or on Schedule 4.3, and except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no stockholders’ agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

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Section 4.4 LISTING AND MAINTENANCE REQUIREMENTS. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Documents or on Schedule 4.4, the Company has not, in the twelve (12) months preceding the Execution Date, received notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. In the event that the Company receives a delisting letter from its Principal Market, the Company will not submit a Put Notice until such time as it has regained listing compliance.

Section 4.5 SEC DOCUMENTS; DISCLOSURE. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one (1) year preceding the Execution Date (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments). The Company maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is not disclosed by the Company in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company.

Section 4.6 VALID ISSUANCES. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be validly issued, fully paid, and non-assessable, free and clear of all Liens imposed by the Company, other than restrictions on transfer provided for in the Transaction Documents and under the Securities Act.

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Section 4.7 NO CONFLICTS. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Put Shares and the Commitment Shares, do not and will not: (a) result in a violation of the Company’s or any Subsidiary’s certificate or articles of incorporation, by-laws or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any Subsidiary is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect), nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the other Transaction Documents (other than any SEC, FINRA or state securities filings that may be required to be made by the Company in connection with the issuance of the Commitment Shares or subsequent to any Closing or any registration statement that may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Investor herein.

Section 4.8 NO MATERIAL ADVERSE CHANGE. No event has occurred that would have a Material Adverse Effect on the Company or any Subsidiary that has not been disclosed in subsequent SEC filings.

Section 4.9 LITIGATION AND OTHER PROCEEDINGS. Except as set forth in the Company’s SEC filings, there are no actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties, nor has the Company received any written or oral notice of any such action, suit, proceeding, inquiry or investigation, which would have a Material Adverse Effect or would require disclosure under the Securities Act or the Exchange Act. No judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any Subsidiary, or any current or former director or officer of the Company or any Subsidiary.

Section 4.10 REGISTRATION RIGHTS. Except as set forth in the Company’s SEC filings, no Person (other than the Investor) has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

Section 4.11 INVESTOR’S STATUS. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

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Section 4.12 NO GENERAL SOLICITATION; NO INTEGRATED OFFERING. Neither the Company, any Subsidiary, nor any of their respective Affiliates, nor any Person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities. Neither the Company, any Subsidiary, nor any of their respective Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise.

Section 4.13 INTELLECTUAL PROPERTY RIGHTS. The Company and each Subsidiary own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company’s, nor any Subsidiary’s Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within three years from the date of this Agreement if such expiration or termination could reasonably be expected to have a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company and/or any Subsidiary of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company and/or any Subsidiary regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

Section 4.14 ENVIRONMENTAL LAWS. To the Company’s knowledge, the Company and each Subsidiary (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.15 TITLE. Except as disclosed in the SEC Documents, the Company and each Subsidiary has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of the Company and each Subsidiary, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any Subsidiary and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company or any Subsidiary is held under valid, subsisting and enforceable leases with which the Company is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any Subsidiary.

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Section 4.16 INSURANCE. The Company and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and each Subsidiary is engaged. Neither the Company, nor any Subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company, taken as a whole.

Section 4.17 REGULATORY PERMITS. The Company and each Subsidiary possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its businesses, and neither the Company, nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

Section 4.18 TAX STATUS. The Company and each Subsidiary has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Section 4.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in the SEC Documents, none of the officers or directors of the Company or any Subsidiary, and to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any Subsidiary and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

Section 4.20 APPLICATION OF TAKEOVER PROTECTIONS. The Company and its board of directors have taken or will take prior to the Execution Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the articles of incorporation or the laws of the state of its incorporation which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

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Section 4.21 FOREIGN CORRUPT PRACTICES. Neither the Company, any Subsidiary, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.22 SARBANES-OXLEY. The Company is in compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended, which are applicable to it.

Section 4.23 CERTAIN FEES. Except as set forth in the disclosure schedule or in the Company’s SEC filings, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Persons for fees of a type contemplated in this Section 4.23 that may be due in connection with the transactions contemplated by the Transaction Documents.

Section 4.24 INVESTMENT COMPANY. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25 ACCOUNTANTS. The Company’s accountants are set forth in the SEC Documents and, to the knowledge of the Company, such accountants are an independent registered public accounting firm as required by the Securities Act.

Section 4.26 NO MARKET MANIPULATION. Neither the Company, nor any Subsidiary has, and to its knowledge no Person acting on either of their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Section 4.27 NO DISQUALIFICATION EVENTS. None of the Company, any Subsidiary, any of their predecessors, any affiliated issuer, any director, executive officer, other officer of the Company or any Subsidiary participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 4.28 MONEY LAUNDERING. The Company and each Subsidiary is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

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Section 4.29 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company, nor any Subsidiary has, nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company, any Subsidiary or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

Section 4.30 SHELL COMPANY STATUS. The Company is not currently an issuer identified in Rule 144(i)(1)(i) under the Securities Act, is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable during the preceding 12 months, and, as of a date at least one year prior to the Execution Date, has filed current “Form 10 information” with the SEC (as defined in Rule 144(i)(3) of the Securities Act) reflecting its status as an entity that is no longer an issuer described in Rule 144(i)(1)(i) of the Securities Act.

Section 4.31 ABSENCE OF SCHEDULES. In the event that on the Execution Date, the Company does not deliver any disclosure schedule contemplated by this Agreement, the Company hereby acknowledges and agrees that (i) each such undelivered disclosure schedule shall be deemed to read as follows: “Nothing to Disclose”, and (ii) the Investor has not otherwise waived delivery of such disclosure schedule.

ARTICLE V

COVENANTS OF INVESTOR

Section 5.1 COMPLIANCE WITH LAW; TRADING IN SECURITIES. The Investor’s trading activities with respect to the Common Stock will be in compliance with all applicable state and federal securities laws and regulations and the rules and regulations of FINRA and the Principal Market.

Section 5.2 SHORT SALES AND CONFIDENTIALITY. The Investor represents that, as of the Execution Date and for the 60 days prior thereto, it and its Affiliates have not been and are not “short” any Common Stock. Neither the Investor, nor any Affiliate of the Investor acting on its behalf or pursuant to any understanding with it, will in any manner whatsoever, directly or indirectly, (i) participate in or execute any Short Sales during the period from the Execution Date to the end of the Commitment Period or (ii) any hedging transaction that would create a net short position with respect to the shares of Common Stock. For the purposes hereof, and in accordance with Regulation SHO, the sale after delivery of a Put Notice of such number of shares of Common Stock reasonably expected to be purchased under a Put Notice shall not be deemed a Short Sale. The Investor shall, until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company in accordance with the terms of this Agreement, maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents. The Investor agrees not to disclose any Confidential Information of the Company to any third party, except for attorneys, accountants, advisors who have a need to know such Confidential Information and are bound by confidentiality, and shall not use any Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. The Investor acknowledges that the Confidential Information of the Company shall remain the property of the Company and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the Company.

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ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 LISTING OF COMMON STOCK. The Company shall promptly secure the listing of all of the Put Shares and Commitment Shares to be issued to the Investor hereunder on the Principal Market (subject to official notice of issuance) and shall use its commercially reasonable efforts to maintain, so long as the Common Stock shall be so listed, the listing of all such Put Shares and Commitment Shares from time to time issuable hereunder. The Company shall use its commercially reasonable efforts to continue the listing and trading of the Common Stock on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of FINRA and the Principal Market. The Company shall not take any action that would reasonably be expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall promptly, and in no event later than the following Trading Day after receiving such notice, provide to the Investor copies of any notices it receives from any Person regarding the continued eligibility of the Common Stock for listing on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.1. The Company shall take all action necessary to ensure that the Common Stock can be transferred electronically as DWAC Shares. If the Company receives a final non-appealable delisting notice from the Principal Market or if the Common Stock fails to be listed on an Eligible Market, then the Investor may terminate its obligations under this Agreement by written notice to the Company and may deem any outstanding Put Notice as withdrawn.

Section 6.2 OTHER EQUITY LINES. So long as this Agreement remains in effect, the Company covenants and agrees that it will not enter into any other equity line of credit agreement with any other party, without the Investor’s prior written consent, which consent may be granted or withheld in the Investor’s sole and absolute discretion.

Section 6.3 FILING OF CURRENT REPORT AND REGISTRATION STATEMENT. The Company agrees that it shall file a Current Report on Form 8-K, including certain Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, relating to the transactions contemplated by, and describing the material terms and conditions of, such Transaction Documents (the “Current Report”). The Company shall permit the Investor to review and comment upon the pre-filing draft version of the Current Report at least two (2) Trading Days prior to its filing with the SEC, and the Company shall give reasonable consideration to all such comments. The Investor shall use its reasonable best efforts to comment upon the pre-filing draft version of the Current Report within one (1) Trading Day from the date the Investor receives it from the Company. The Company shall also file with the SEC a new registration statement on Form S-1 (the “Registration Statement”), the timing and terms of which shall be governed by Section 2 of the Registration Rights Agreement.

Section 6.4 COMMITMENT FEE; ISSUANCE OF COMMITMENT SHARES; FAILURE TO INCLUDE IN REGISTRATION STATEMENT.

(a) In consideration for the Investor’s execution and delivery of, and performance under this Agreement, on the Execution Date, the Company shall pay to the Investor $500,000 (the “Commitment Fee”), which shall be in the form of shares of Common Stock. All shares of Common Stock issued by the Company to the Investor under this Section 6.4 shall be referred to as “Commitment Shares.” The Commitment Shares shall be issued and delivered to the Investor on the Execution Date, and the number of Commitment Shares to be issued to the Investor on the Execution Date shall be equal to the quotient obtained by dividing (a) $500,000 by (b) the closing price of the Common Stock on the Principal Market on the Trading Day immediately preceding the Execution Date (the “Initial Commitment Share Reference Price”). The Investor may, at its option, elect to receive in lieu of any or all of the Commitment Shares (including True-Up Commitment Shares, as defined below) pre-funded warrants to purchase an equal number of shares of Common Stock exercisable at $0.0001 per share, permitting cashless (net) exercise and with no termination date, and in form and substance reasonably acceptable to the Investor (the “Pre-Funded Warrants”). (To the extent that the Investor receives Pre-Funded Warrants pursuant to this Section, the term “Commitment Shares” as used in this Agreement and the Registration Rights Agreement shall include the shares issuable upon exercise of such Pre-Funded Warrants.)

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(b) Upon the earlier of (i) the Commitment Shares becoming eligible for resale pursuant to Rule 144 under the Securities Act (“Rule 144 Eligible”) or (ii) the effectiveness of the Registration Statement covering the resale of the Commitment Shares, if the True-Up Commitment Share Reference Price is less than the Initial Commitment Share Reference Price (in each case, as appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or similar transaction occurring in the interim), the Company shall immediately issue and deliver to the Investor such number of additional Commitment Shares (the “True-Up Commitment Shares”) as is necessary so that the aggregate number of Commitment Shares issued equals the quotient obtained by dividing $500,000 by the True-Up Commitment Share Reference Price. For purposes hereof, the “True-Up Commitment Share Reference Price” means (A) if the Registration Statement becomes effective prior to 4:00 p.m. (New York City time) on a Trading Day, the closing price of the Common Stock on the Principal Market on the Trading Day immediately preceding such effectiveness, or (B) if the Registration Statement becomes effective at or after 4:00 p.m. (New York City time), the closing price of the Common Stock on the Principal Market on the Trading Day on which such effectiveness occurs; provided, however, that if the initial Commitment Shares become Rule 144 Eligible prior to the effectiveness of the Registration Statement, the True-Up Commitment Share Reference Price shall be the closing price of the Common Stock on the Principal Market on the Trading Day immediately preceding the date on which the initial Commitment Shares become Rule 144 Eligible.

(c) For the avoidance of doubt, the Commitment Fee and Commitment Shares shall be fully earned as of the Execution Date, and the issuance of the Commitment Shares is not contingent upon any other event or condition, including, without limitation, the effectiveness of the Registration Statement or the Company’s submission of a Put Notice to the Investor and irrespective of any termination of this Agreement.

(d) To the extent that the issuance of Commitment Shares to the Investor would exceed the Beneficial Ownership Limitation as set forth in Section 7.1(g), the Investor shall be issued pre-funded warrants to purchase the number of shares of Common Stock by which the Commitment Shares otherwise to be issued would exceed such limitation.

(e) On the Execution Date, the Company shall deliver to the Transfer Agent the Irrevocable Transfer Agent Instruction Letter duly executed by the Company and the Transfer Agent. The Company and the Investor agree (i) that the Investor may issue one or more Notices of Issuance (as defined in the Irrevocable Transfer Agent Instruction Letter) instructing the Transfer Agent to issue to the Investor True-Up Commitment Shares due to the Investor, provided that all Notices of Issuance in the aggregate do not exceed the total number of True-Up Commitment Shares calculated as set forth above, and (ii) that all calculations by the Investor of the number of True-Up Commitment Shares to be issued shall be deemed correct absent manifest error.

(f) The Company shall include in the Registration Statement filed with the SEC all Commitment Shares.

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Section 6.5 DUE DILIGENCE; CONFIDENTIALITY; NON-PUBLIC INFORMATION. The Investor shall have the right, from time to time as the Investor may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours. The Company, each Subsidiary and their respective officers and employees shall provide information and reasonably cooperate with the Investor in connection with any reasonable request by the Investor related to the Investor’s due diligence of the Company. The Company agrees not to disclose any Confidential Information of the Investor to any third party, except for attorneys, accountants, advisors who have a need to know such Confidential Information and are bound by confidentiality, and shall not use any Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. The Company acknowledges that the Confidential Information of the Investor shall remain the property of the Investor and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the Investor. The Company confirms that neither it nor any other Person acting on its behalf shall provide the Investor or its agents or counsel with any information that constitutes or might constitute material, non-public information, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any Person acting on its behalf (as determined in the reasonable good faith judgment of the Investor), in addition to any other remedy provided herein or in the other Transaction Documents, the Investor, upon the advice of its counsel, shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided the Investor shall have first provided notice to the Company that it believes it has received information that constitutes material, non-public information, and the Company shall have had at least twenty-four (24) hours to publicly disclose such material, non-public information prior to any such disclosure by the Investor, and the Company shall have failed to publicly disclose such material, non-public information within such time period. The Investor shall not have any liability to the Company, any Subsidiary, or any of their respective directors, officers, employees, stockholders, affiliates or agents, for any such disclosure. The Company understands and confirms that the Investor shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

Section 6.6 PURCHASE RECORDS. The Company shall maintain records showing the Available Amount at any given time and the date, Investment Amount and Put Shares for each Put, contained in the applicable Put Notice.

Section 6.7 TAXES. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Investor made under this Agreement.

Section 6.8 USE OF PROCEEDS. The Company will use the net proceeds from the offering of Put Shares hereunder for the purposes described in the Registration Statement.

Section 6.9 OTHER TRANSACTIONS. The Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents, including, without limitation, the obligation of the Company to deliver the Put Shares and the Commitment Shares to the Investor in accordance with the terms of the Transaction Documents.

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Section 6.10 INTEGRATION. In any case subject to the terms of the Registration Rights Agreement, from and after the Execution Date, neither the Company, nor or any of its Subsidiaries or Affiliates will, and the Company shall use its reasonable efforts to ensure that no Person acting on their behalf will, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act.

Section 6.11 TRANSACTION DOCUMENTS. On the Execution Date, the Company shall deliver to the Investor executed copies of all of the Transaction Documents.

Section 6.12 STANDSTILL. Unless waived by the Investor, notwithstanding any other provisions set forth in the Transaction Documents, the Company hereby covenants and agrees not to issue any shares of Common Stock or other securities (including debt securities) convertible into or exercisable or exchangeable for shares of Common Stock, or enter into any agreement to do so, (a) for a period of twenty (20) Trading Days following the date the Registration Statement becomes effective, and (b) during each period (each, a “Standstill Period”) (i) (A) beginning upon the submission of any Regular Put Notice that has been accepted in accordance with the terms hereof and (B) ending upon the later of (1) the Trading Day following the expiration of the Regular Valuation Period relating to such Regular Put Notice, and (2) close of the Trading Day on which the aggregate trading volume of the Common Stock over the Trading Days since issuance of such Regular Put Notice shall have exceeded Five Hundred percent (500%) of the number of Put Shares sold pursuant to such Regular Put Notice, and (ii) (A) beginning upon the submission of any Intraday Put Notice that has been accepted in accordance with the terms hereof and (B) ending at the end of the applicable Intraday Valuation Period. The provisions of this Section 6.12 shall not apply to sales of such securities in an “at-the-market” offering, except during the period from the time when the Regular Valuation Period expires until the time specified in clause (b)(i)(B)(2) above.

Section 6.13 STOCKHOLDER APPROVAL. Notwithstanding anything to the contrary herein, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase shares of Common Stock under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Shares issued under this Agreement would exceed 403,547 (representing 19.99% of the aggregate number of shares of Common Stock issued and outstanding as of the Execution Date of this Agreement (subject to adjustment for any stock splits, combinations or the like)), calculated in accordance with the rules of the Principal Market, which number shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) provided that, the Exchange Cap will not apply if (a) the Company’s stockholders have approved the issuance of shares of Common Stock pursuant to this Agreement in excess of the Exchange Cap in accordance with the rules of the Principal Market, or (b) the Average Price of all applicable sales of shares of Common Stock hereunder (including any sales covered by a Regular Put Notice or Intraday Put Notice that has been delivered prior to the determination of whether this clause (b) applies) equals or exceed $1.71 per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the Execution Date; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the Execution Date). In connection with each Regular Put Notice or Intraday Put Notice, any portion of a Regular Put or Intraday Put that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Regular Put Notice or Intraday Put Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Regular Put or Intraday Put by an amount equal to such withdrawn portion in respect of each Regular Put Notice or Intraday Put Notice.

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ARTICLE VII

CONDITIONS TO DELIVERY OF PUT NOTICES AND CONDITIONS TO CLOSING

Section 7.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF INVESTOR TO PURCHASE PUT SHARES. The obligation of the Investor hereunder to purchase Put Shares is subject to the satisfaction of each of the following conditions:

(a) REGISTRATION STATEMENT. The Registration Statement, and any amendment or supplement thereto, shall be and remain effective for the resale by the Investor of the Put Shares and the Commitment Shares and (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so and (ii) no other suspension of the use of, or withdrawal of the effectiveness of, such Registration Statement or related prospectus shall exist. The Company shall have prepared and filed with the SEC a final and complete prospectus (the preliminary form of which shall be included in the Registration Statement) and shall have delivered to the Investor a true and complete copy thereof. Such prospectus shall be current and available for the resale by the Investor of all of the Securities covered thereby.

(b) ACCURACY OF THE COMPANY’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of the Execution Date, each date a Put Notice is submitted, and as of the date of each Closing (except for representations and warranties under the first sentence of Section 4.3, which are specifically made as of the Execution Date and shall be true and correct in all respects as of the Execution Date).

(c) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company.

(d) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Transaction Documents, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Transaction Documents.

(e) ADVERSE CHANGES. Since the date of filing of the Company’s most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

(f) NO SUSPENSION OF TRADING IN OR DELISTING OF THE COMMON STOCK. Trading of the Common Stock shall not have been suspended by the SEC, the Principal Market or FINRA, or otherwise halted for any reason, and the Common Stock shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. In the event of a suspension, delisting, or halting for a period of more than two hours, of the trading of the Common Stock, as contemplated by this Section 7.1(f), while a Regular Put Notice is outstanding, the Investor shall have the right to return to the Company any remaining amount of Put Shares associated with such Put, and the Purchase Price with respect to such Put shall be reduced accordingly. In the event of a suspension, delisting, or halting of the trading of the Common Stock for any time period while an Intraday Put Notice is outstanding, the Investor shall have the right to return to the Company any remaining amount of Put Shares associated with such Intraday Put, and the Purchase Price with respect to such Intraday Put shall be reduced accordingly.

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(g) BENEFICIAL OWNERSHIP LIMITATION. As of the date of the Closing for such issuance and sale, the number of Put Shares to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then beneficially owned or deemed beneficially owned by the Investor and its Affiliates, would result in the Investor and its Affiliates owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13(d) of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 7.1(g), in the event that the amount of shares of Common Stock outstanding, as determined in accordance with Section 13(d) of the Exchange Act and the regulations promulgated thereunder, is greater on a Closing Date than on the date upon which the Put Notice associated with such Closing Date is given, the amount of shares of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether the Investor, when aggregating all purchases of shares of Common Stock made pursuant to this Agreement, would own more than the Beneficial Ownership Limitation following such Closing Date. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable pursuant to a Put Notice. The Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7.1(g), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable pursuant to a Put Notice and the provisions of this Section 7.1(g) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.

(h) NO KNOWLEDGE. The Company shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the fifteen (15) Trading Days following the Trading Day on which such Put Notice is deemed delivered). The Company shall have no knowledge of any untrue statement (or alleged untrue statement) of a material fact or omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in the Registration Statement, any effective registration statement filed pursuant to the Registration Rights Agreement or any post-effective amendment or prospectus which is a part of the foregoing, unless the Company has filed an amendment to the Registration Statement or made a filing pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC.

(i) NO VIOLATION OF SHAREHOLDER APPROVAL REQUIREMENT. The issuance of the Put Shares shall not violate the shareholder approval requirements of the Principal Market.

(j) OFFICER’S CERTIFICATE. On the date of delivery of each Put Notice, the Investor shall have received the Closing Certificate executed by an executive officer of the Company and to the effect that all the conditions to such Closing shall have been satisfied as of the date of each such certificate.

(k) DWAC ELIGIBLE. The Common Stock must be DWAC Eligible and not subject to a “DTC chill.”

(l) SEC DOCUMENTS. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act (other than Forms 8-K) shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act.

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(m) TRANSFER AGENT INSTRUCTION LETTER. The Transfer Agent Instruction Letter shall have been executed and delivered by the Company to the Transfer Agent and acknowledged and agreed to in writing by the Transfer Agent, and the Company shall have no knowledge of any fact or circumstance that would prevent the Transfer Agent from complying with the terms of the Irrevocable Transfer Agent Instruction Letter.

(n) IRREVOCABLE TRANSFER AGENT INSTRUCTION LETTER. The Irrevocable Transfer Agent Instruction Letter shall have been executed and delivered by the Company to the Transfer Agent and acknowledged and agreed to in writing by the Transfer Agent, and the Company shall have no knowledge of any fact or circumstance that would prevent the Transfer Agent from complying with the terms of the Irrevocable Transfer Agent Instruction Letter.

(o) BROKER APPROVAL. The Put Shares shall have been approved by the Investor’s prime broker or designated clearing firm for deposit to its account with the Depository Trust Company system; provided that the Investor shall have used commercially reasonable efforts to satisfy any requirements of such prime broker or designated clearing firm in respect of such approval.

(p) NO VIOLATION. No statute, regulation, order, guidance, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction, including, without limitation, the SEC, which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Transaction Documents.

(q) LEGAL OPINION. The Company shall cause to be delivered to the Investor a written opinion or opinions of counsel reasonably satisfactory to the Investor, in form and substance reasonably satisfactory to the Investor and its counsel, relating to the availability and effectiveness of the Registration Statement, as supplemented by any prospectus supplement or amendment thereto, and regarding the Company’s compliance with the laws of the State of Nevada and the federal securities laws of the United States in the issuance, sale and registration of the Put Shares and Commitment Shares and entrance into the Transaction Documents.

(r) NO VARIABLE-RATE TRANSACTIONS. Without the prior written consent of the Investor, from any Put Date until the end of any Standstill Period the Company shall not enter into any Variable Rate Transaction or have in force and effect any existing Variable Rate Transaction. For purposes of this Agreement, “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock or Common Stock Equivalents either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) issues or sells any equity or debt securities, including without limitation, shares of Common Stock or Common Stock Equivalents, either (A) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, or (iii) enters into any agreement, including, but not limited to, an “equity line of credit” (other than with the Investor) or other continuous offering or similar offering of shares of Common Stock or Common Stock Equivalents, whereby the Company may sell shares of Common Stock or Common Stock Equivalents at a future determined price; provided, however, that the Company may effect sales pursuant to a customary “at-the-market” facility with a FINRA-registered broker-dealer as sales agent, and the issuance of shares of Common Stock in such an “at-the-market” offering shall not be deemed a Variable Rate Transaction.

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(s) NO NON-PUBLIC INFORMATION. Neither the Investor nor any of its agents or counsel shall be in possession of any information that constitutes or might constitute material, non-public information with respect to the Company.

(t) COMMITMENT SHARES ISSUED AS DWAC SHARES. Following the effectiveness of the Registration Statement any Common Stock issuable to the Investor pursuant to Section 6.4 shall have been credited by the Transfer Agent to the Investor’s or its designee’s account at DTC as DWAC Shares.

ARTICLE VIII

LEGENDS

Section 8.1 NO RESTRICTIVE STOCK LEGEND. No restrictive stock legend shall be placed on the share certificates representing the Put Shares.

Section 8.2 INVESTOR’S COMPLIANCE. Nothing in this Article VIII shall affect in any way the Investor’s obligations hereunder to comply with all applicable securities laws upon the sale of the Common Stock.

ARTICLE IX

NOTICES; INDEMNIFICATION

Section 9.1 NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be delivered via email (including Put Notices, which shall be delivered in accordance with Sections 2.1 and 2.2), and, unless otherwise specified herein, a supplemental notice may also be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a nationally recognized overnight delivery service with charges prepaid, or (d) transmitted by hand delivery, telegram, or e-mail as a PDF, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon delivery by e-mail at the e-mail address(es) designated below (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) on the same day as delivered (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received).

The addresses for such communications shall be:

If to the Company:

Artelo Biosciences, Inc.

505 Lomas Santa Fe, Suite 160

Solana Beach, CA 92130

Attention: Gregory D. Gorgas, Chief Executive Officer

E-mail: gorgas@artelobio.com

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With a copy (which shall not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Attention: Louis A. Bevilacqua

E-mail: lou@bevilacquapllc.com

If to the Investor:

Square Gate Capital Master Fund, LLC- Series 5

40 Wall Street

Floor 28, Suite 2728

New York, NY 10005

E-mail: eloc@squaregatecapital.com

Attention: Christopher Perugini, Managing Partner

With a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

E-mail: rcarmel@srfc.law

Attention: Ross David Carmel

Either party hereto may from time to time change its address or e-mail for notices under this Section 9.1 by giving at least ten (10) days’ prior written notice of such changed address to the other party hereto.

Section 9.2 INDEMNIFICATION. The Company (an “Indemnifying Party”) agrees to indemnify and hold harmless the Investor along with its officers, directors, employees, and authorized agents and representatives, and each Person or entity, if any, who controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or the rules and regulations thereunder (an “Indemnified Party”) from and against any and all Damages, joint or several, and any and all actions in respect thereof to which the Indemnified Party becomes subject to, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any registration statement pursuant to the Registration Rights Agreement or any post-effective amendment thereof or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iv) any material violation or alleged material violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law, as such Damages are incurred, except to the extent such Damages result primarily from the Indemnified Party’s failure to perform any covenant or agreement contained in this Agreement or the Indemnified Party’s negligence, recklessness, fraud, willful misconduct or bad faith in performing its obligations under this Agreement; provided, however, that the foregoing indemnity agreement shall not apply to any Damages of an Indemnified Party to the extent, but only to the extent, (a) arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made by an Indemnifying Party in reliance upon and in conformity with written information furnished to the Indemnifying Party by the Indemnified Party expressly for use in the Registration Statement, or any post-effective amendment thereof or supplement thereto, or (b) resulting from the gross negligence or willful misconduct of the Indemnified Party (as determined by a final non-appealable judgment of court having jurisdiction over such matter).

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Section 9.3 METHOD OF ASSERTING INDEMNIFICATION CLAIMS. All claims for indemnification by any Indemnified Party under Section 9.2 shall be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or an Affiliate thereof (a “Third Party Claim”), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim for indemnification that is being asserted under any provision of Section 9.2 against an Indemnifying Party, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a “Claim Notice”) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending fifteen(15) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the “Dispute Period”) whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section 9.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.3(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Section 9.2). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided, further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may takeover the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.2 with respect to such Third Party Claim.

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(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 9.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the amount of Damages specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such Third Party Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(b) In the event any Indemnified Party should have a claim under Section 9.2 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 9.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an “Indemnity Notice”) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

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(c) The Indemnifying Party agrees to pay the Indemnified Party, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.

(d) The indemnity provisions contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities the Indemnifying Party may be subject to.

ARTICLE X

MISCELLANEOUS

Section 10.1 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of law (whether of the State of New York or any other jurisdiction).

Section 10.2 ARBITRATION. Any disputes, claims, or controversies arising out of or relating to the Transaction Documents, or the transactions, contemplated thereby, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be referred to and resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Service (“JAMS”), or its successor pursuant the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”), including Rules 16.1 and 16.2 of those Rules. The arbitration shall be held in New York, New York, before a tribunal consisting of three (3) arbitrators each of whom will be selected in accordance with the “strike and rank” methodology set forth in Rule 15. Either party to this Agreement may, without waiving any remedy under this Agreement, seek from any federal or state court sitting in the Southern District of New York any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal. The costs and expenses of such arbitration shall be paid by and be the sole responsibility of the Company, including but not limited to the Investor’s attorneys’ fees and each arbitrator’s fees. The arbitrators’ decision must set forth a reasoned basis for any award of damages or finding of liability. The arbitrators’ decision and award will be made and delivered as soon as reasonably possibly and in any case within sixty (60) days’ following the conclusion of the arbitration hearing and shall be final and binding on the parties and may be entered by any court having jurisdiction thereof.

Section 10.3 JURY TRIAL WAIVER. THE COMPANY AND THE INVESTOR HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTION DOCUMENTS.

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Section 10.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person.

Section 10.5 NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the Company and the Investor and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as set forth in Article IX.

Section 10.6 TERMINATION. At any time after the effectiveness of the Registration Statement, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering written notice (a “Company Termination Notice”) to the Investor electing to terminate this Agreement without any liability whatsoever of any party to any other party under this Agreement (except as set forth below). The Company Termination Notice shall not be effective until one business day after it has been received by the Investor, provided that this Agreement cannot be terminated (i) while there is an outstanding Put Notice, the shares of Common Stock under which have yet to be issued and (ii) the Company has not paid all amounts owed to the Investor pursuant to this Agreement. In addition, this Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period; (ii) the date that the Company sells and the Investor purchases the Maximum Commitment Amount; or (iii) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors. At any time following completion of the Investor’s due diligence pursuant to Section 6.5 or if the Company receives a final delisting notice from the Principal Market or if the Common Stock fails to be listed on an Eligible Market, then the Investor may terminate its obligations under this Agreement by written notice to the Company and may deem any outstanding Put Notice as withdrawn. Notwithstanding the foregoing, in the event of termination of this Agreement, the provisions of Articles III, IV, V, VI, IX and the agreements and covenants of the Company and the Investor set forth in this Article X shall survive the termination of this Agreement for the maximum length of time allowed under applicable law.

Section 10.7 ENTIRE AGREEMENT. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the Company and the Investor with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 10.8 FEES AND EXPENSES. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, except that the Company shall reimburse the Investor for $35,000 of the Investor’s (or its affiliates’ or related parties’) due diligence and legal costs, such payment to be made on or before February 28, 2026. For the avoidance of doubt, the Company shall pay all Transfer Agent fees, Clearing Costs, stamp taxes and other taxes and duties levied in connection with any Securities.

Section 10.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. This Agreement may be delivered to the other parties hereto by e-mail of a copy of this Agreement bearing the signature of the parties so delivering this Agreement.

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Section 10.10 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 10.11 FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.12 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 10.13 EQUITABLE RELIEF. Each party acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, each party acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the such party of the provisions of this Agreement, that the other party shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

Section 10.14 TITLE AND SUBTITLES. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 10.15 AMENDMENTS; WAIVERS. No provision of this Agreement may be amended or waived by the parties from and after the date that is one (1) Trading Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, (i) no provision of this Agreement may be amended other than by a written instrument signed by both parties hereto and (ii) no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 10.16 PUBLICITY. The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement, other than as required by law, without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor without the prior written consent of the Investor, except to the extent required by law. The Investor acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

** Signature Page Follows **

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Execution Date.

ARTELO BIOSCIENCES, INC.

By:	/s/ Gregory D. Gorgas
Name:	Gregory D. Gorgas
Title:	President & Chief Executive Officer

SQUARE GATE CAPITAL MASTER FUND, LLC- SERIES 5

By:	/s/ Christopher Perugini
Name:	Christopher Perugini
Title:	Managing Partner

** Signature Page to Equity Purchase Agreement **

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EXHIBIT A

FORM OF REGULAR PUT NOTICE

TO: SQUARE GATE CAPITAL MASTER FUND, LLC- SERIES 5

DATE: ____________________

We refer to the Equity Purchase Agreement, dated January __, 2026 (the “Agreement”), entered into by and between Artelo Biosciences, Inc. and you. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby:

1)	Notify you that the Maximum Regular Put Amount as of the delivery of this Regular Put Notice is _________.

2)	Give you notice that:

[___] we require you to purchase Put Shares in an amount equal to _________, which is not in excess of the Maximum Regular Put Amount; OR

[__] we request that you purchase an amount of Put Shares equal to _________ (the “Excess Purchase Amount”) which is in excess of the Maximum Regular Put Amount.

If we have requested that you purchase in excess of the Maximum Regular Put Amount, prior to the opening of trading on the Trading Day immediately following the delivery of this Put Notice please confirm if you will purchase the Maximum Regular Put Amount, the Excess Purchase Amount or some amount of Put Shares between the Maximum Regular Put Amount and the Excess Purchase Amount and what amount. Failure to so confirm will be deemed confirmation that you elect to purchase the Maximum Regular Put Amount.

3)	Certify that, as of the date hereof, the conditions set forth in Section 7.1 of the Agreement are satisfied.

ARTELO BIOSCIENCES, INC.

By:
Name:
Title:

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EXHIBIT B

FORM OF INTRADAY PUT NOTICE

TO: SQUARE GATE CAPITAL MASTER FUND, LLC- SERIES 5 –

DATE: _________ (the “Trading Day”)

We refer to the Equity Purchase Agreement, dated January __, 2026 ( the “Agreement”), entered into by and between Artelo Biosciences, Inc. and you. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby:

1)	Notify you that the Maximum Intraday Put Amount as of the delivery of this Intraday Put Notice is _________.

2)

Request that you accept this Intraday Put Notice pursuant to the terms of Section 2.2(a) of the Agreement; specifically, we request that, prior to the close of this Trading Day, you purchase Intraday Put Shares in an amount equal to _________, to be issued and priced in accordance with the provisions of Section 2.2 of the Agreement.

This is the ___ Intraday Put Notice submitted to you on this Trading Day, and with respect to all Put Notices, including all Intraday Put Notices, previously submitted by us and accepted by you on this Trading Day, the Transfer Agent has delivered email confirmation to the Investor’s broker, with the Investor copied on such email, that the Transfer Agent has posted DWAC for the associated Put Shares, including Intraday Put Shares.

We hereby certify that, as of the date hereof, the conditions set forth in Section 7.1 of the Agreement are satisfied. We will deliver an executed Transfer Agent Instruction Letter to the Transfer Agent promptly upon our receipt of your acceptance of this Intraday Put Notice, and we hereby confirm that the Company has no knowledge of any fact or circumstance that would prevent the Transfer Agent from complying with such Transfer Agent Instruction Letter, once delivered.

If we do not receive your acceptance of this Intraday Put Notice within 30 minutes of your receipt hereof, this Intraday Put Notice shall be deemed rejected and of no further force or effect.

ARTELO BIOSCIENCES, INC.

By:
Name:
Title:

ACCEPTED: SQUARE GATE CAPITAL MASTER FUND, LLC- SERIES 5

By:
Name:
Title:

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EXHIBIT C

FORM OF OFFICER’S CERTIFICATE

OF

ARTELO BIOSCIENCES, INC.

Pursuant to Section 7.1(j) of that certain equity purchase agreement, dated January __, 2026 (the “Agreement”), by and between Artelo Biosciences, Inc. (the “Company”) and Square Gate Capital Master Fund, LLC- Series 5 (the “Investor”), the undersigned, in his capacity as Chief Financial Officer of the Company, and not in his individual capacity, hereby certifies, as of the date hereof (such date, the “Condition Satisfaction Date”), the following:

1. The representations and warranties of the Company contained in the Agreement are true and correct in all material respects as of the Condition Satisfaction Date as though made on the Condition Satisfaction Date (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including the Condition Satisfaction Date, except for any conditions which have temporarily caused any representations or warranties of the Company set forth in the Agreement to be incorrect and which have been corrected with no continuing impairment to the Company or the Investor; and

2. All of the conditions precedent to the obligation of the Investor to purchase Put Shares set forth in the Agreement, including but not limited to Section 7.1 of the Agreement, have been satisfied as of the Condition Satisfaction Date.

Capitalized terms used herein shall have the meanings set forth in the Agreement unless otherwise defined herein.

IN WITNESS WHEREOF, the undersigned has hereunto affixed his hand as ____________, 20__.

By:
Name:
Title:

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EXHIBIT D

FORM OF TRANSFER AGENT

INSTRUCTION LETTER

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EXHIBIT E

FORM OF IRREVOCABLE TRANSFER

AGENT INSTRUCTION LETTER

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EXHIBIT F

FORM OF REGISTRATION RIGHTS AGREEMENT

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DISCLOSURE SCHEDULES

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